FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Edward Stiften, Chief Financial Officer	Steve Littlejohn, VP, Public Affairs
David Myers, Vice President, Investor Relations	(314) 702-7556
(314) 702-7173

Laurie Connell	Joele Frank / Jamie Moser
MacKenzie Partners, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(212) 929-5500	(212) 355-4449
Express Scripts Declares Current Offer to Acquire Caremark
“Best and Only” Offer Without Confirmatory Due Diligence
Identification of Additional Value Could Result in Higher Offer Price
Caremark Stockholders Urged to Vote Against Flawed Merger Process with CVS

St. Louis, March 12, 2007 — Express Scripts, Inc. (Nasdaq: ESRX) today announced that the flawed merger process pursued by the Caremark Rx, Inc. (NYSE: CMX) Board of Directors, specifically the Board’s refusal to permit confirmatory due diligence by Express Scripts, prevents Caremark stockholders from receiving Express Scripts’ best and final offer.
     “Our current offer is the best and only offer we can make at this time,” said George Paz, Express Scripts president, chief executive officer and chairman. “We cannot in good conscience offer more consideration without an opportunity to conduct confirmatory due diligence. There is no way around it, the best case scenario for Express Scripts and Caremark stockholders is for bidders to have equal information and then engage in a competitive bid process.”
     “If we were able to identify additional value during confirmatory due diligence, including if we determine that there are greater net synergies beyond what we have reflected in our analysis thus far, it could result in an increase to our offer price,” said Paz. He noted that Express Scripts is willing to sign a confidentiality agreement and, concurrently with the due diligence process, negotiate a merger agreement. With Caremark’s cooperation, Express Scripts will be able to complete confirmatory due diligence quickly, added Paz.
     The Express Scripts offer is to acquire all outstanding shares of Caremark for $29.25 in cash and 0.426 shares of Express Scripts stock for each share of Caremark stock. The Company will pay additional cash consideration of $0.00481 of cash per share per day, which will accrue commencing on April 1, 2007, through the closing date of Express Scripts’ acquisition of Caremark, or 45 days after the Company receives Federal Trade Commission (“FTC”) approval of the transaction, whichever comes first. This additional cash consideration, equal to approximately 6% per annum on the $29.25 cash portion, will be paid to Caremark stockholders upon the acquisition of Caremark.
     Caremark stockholders should have the opportunity to own a high growth Express Scripts stock, and in the CVS proposal, Caremark’s stockholders are being offered currency in a lower growth stock. Express Scripts has significantly outperformed CVS over the last 10 years, with total stockholder returns of 1695% to 335%, respectively. The Express Scripts proposal also offers greater certainty of value provided by the greater cash portion of its offer.
     Express Scripts recently increased 2007 diluted earnings per share guidance of $4.14 to $4.26 reflects growth of 26 to 29 percent over 2006. However, Express Scripts stock currently trades at a P/E multiple of 18.3 times, which is a significant discount to its historical P/E multiple, which has averaged 20 to 22 times. Based on the current P/E level and Express Scripts’ strong outlook for the future, the Company believes there is significant upside to its stock price in the short-term as well as in the long-term.
     The company believes it can consummate a transaction with Caremark no later than the third quarter of 2007, and has taken a number of tangible and important steps to do so. The company has committed financing, commenced an exchange offer, and nominated a slate of four independent directors to Caremark’s Board. Furthermore, Express Scripts announced that it intends to file a proxy statement with the SEC this week for the purpose of obtaining its stockholders’ approval of the issuance of the Express Scripts common stock to Caremark stockholders in connection with its offer.
     We believe that we can successfully complete the regulatory review process in a timely manner. It is well known that the pharmacy benefit management marketplace is highly competitive. And it will remain so after the combination of Express Scripts and Caremark. For example, more than 30 different companies provide prescription drug program management services to the Fortune 500.
     Caremark stockholders must vote AGAINST the CVS merger proposal in order to receive more from Express Scripts or anyone else. Vote the GOLD proxy card AGAINST a flawed merger process to protect the value of your investment.
     Skadden, Arps, Slate, Meagher & Flom LLP, Arnold & Porter LLP, and Young Conaway Stargatt & Taylor, LLP are acting as legal counsel to Express Scripts, and Citigroup Corporate and Investment Banking and Credit Suisse are acting as financial advisors. MacKenzie Partners, Inc. is acting as proxy advisor to Express Scripts.
     Express Scripts also announced that it has extended the expiration date of its exchange offer for all of the outstanding shares of Caremark. The offer, which was scheduled to expire at midnight, Eastern Time, on Friday, March 16, 2007, has been extended until midnight, Eastern Time, Tuesday, April 17, 2007, unless extended. As of the close of business on March 9, 2007, a total of 5,945,856 shares of Caremark common stock had been tendered into the exchange offer. The exchange offer is subject to a number of conditions as described in the prospectus/offer to exchange.

About Express Scripts
     Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.
     Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.
     Express Scripts is headquartered in St. Louis, Missouri. More information can be found at www.express-scripts.com, which includes expanded investor information and resources.
Safe Harbor Statement
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•	uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmaciesin our retail pharmacy network

•	the use and protection of the intellectual property we use in our business

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	our ability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC
Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include but are not limited to:
•	Express Scripts and Caremark may not enter into any definitive agreement with respect to the proposed transaction

•	required regulatory approvals may not be obtained in a timely manner, if at all

•	the proposed transaction may not be consummated

•	the anticipated benefits of the proposed transaction may not be realized

•	the integration of Caremark’s operations with Express Scripts may be materially delayed or may be more costly or difficult than expected

•	the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Information
Express Scripts has filed a proxy statement and proxy supplement in connection with Caremark’s special meeting of stockholders at which the Caremark stockholders will consider the CVS Merger Agreement and matters in connection therewith. Express Scripts stockholders are strongly advised to read that proxy statement and proxy supplement and the accompanying form of GOLD proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark’s annual meeting of stockholders at which the Caremark stockholders will vote on the election of directors to the board of directors of Caremark. Express Scripts stockholders are strongly advised to read this proxy statement and the accompanying proxy card when they become available, as each will contain important information. Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto which are or will be filed with the Securities and Exchange Commission (“SEC”) free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
In addition, this material is not a substitute for the prospectus/offer to exchange and registration statement that Express Scripts has filed with the SEC regarding its exchange offer for all of the outstanding shares of common stock of Caremark. Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto when they become available, because each contains or will contain important information. Such documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Express Scripts or Caremark shareholders in connection with the proposed transaction. Information about Express Scripts’ directors and executive officers is available in Express Scripts’ proxy statement, dated April 18, 2006, filed in connection with its 2006 annual meeting of stockholders. Additional information about the interests of potential participants is included in the proxy statement filed in connection with Caremark’s special meeting to approve the proposed merger with CVS and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark’s annual meeting on a Schedule 14A pursuant to Rule 14a-12 on January 9, 2007.
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